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                                                                    EXHIBIT 12.1

                    WASHINGTON REAL ESTATE INVESTMENT TRUST
   COMPUTATION OF RATIOS OF EARNINGS  FIXED CHARGES AND PREFERRED DIVIDENDS

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                                                        Three months ended      Year ended
                                                        September 30, 2001   December 31, 2000
                                                        ------------------   -----------------
Net earnings before loss (gain) on sale of real estate      12,528               $41,572
Add back:
  Fixed charges                                              6,731                25,531
Deduct:
  Capitalized interet                                            0                     0
Earnings available for fixed charges and preferred
  dividends                                                 19,529                67,103
Fixed Charges
  Interest expense                                           6,731                25,531
  Capitalized interest                                           0                     0
Total fixed charges                                          6,731                25,531
Preferred dividends                                              0                     0
Total fixed charges                                          6,731                25,531
Ratio of Earnings to Fixed Charges and
 Preferred Dividends                                          2.90                  2.63

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